Nextest Announces Third Quarter Fiscal Year 2007 Results

SAN JOSE, Calif., May 3 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal third quarter ended March 24, 2007.

Revenue for the quarter ended March 24, 2007 was $21,152,000, up 18 percent from the December 2006 quarter revenue of $17,930,000 and down 15 percent from the March 2006 quarter revenue of $24,970,000. Net income for the quarter was $1,459,000, compared with net income of $2,215,000 in the previous quarter and net income of $3,191,000 in the March 2006 quarter.

Net income available to common stockholders for the quarter ended March 24, 2007 was $1,459,000, or $0.08 per diluted share, compared with net income available to common stockholders of $2,215,000, or $0.12 per diluted share in the December 2006 quarter and net loss available to common stockholders of $1,561,000, or $0.18 per diluted share in the March 2006 quarter. The March 2006 quarter included accretion of the then-outstanding Series B preferred stock in the amount of $4,752,000.

New orders for the quarter ended March 24, 2007 were $21.8 million. Backlog at the end of the quarter was $ 17.4 million.

Robin Adler, chairman and CEO of Nextest, commented, "Revenue and profit within guidance ranges in the March quarter, and parity book-to-bill, were satisfactory outcomes given challenging business conditions in the flash memory market. Flash prices declined sharply early in the quarter causing customers to be cautious relative to increases in production capacity. During the quarter we made key additions to our sales and engineering teams to position the company to take advantage of the rebound in business conditions forecast to occur later in the year."

Fourth Quarter Fiscal 2007 Outlook

Net revenue in the fourth quarter of fiscal 2007 is expected to be between $20 million and $24 million, with earnings per diluted share of between $0.06 and $0.13. The diluted share count is estimated to be approximately 19 million at the end of the fourth quarter.

Conference Call/Webcast

Nextest Systems Corporation will be conducting its conference call today, May 3, 2007, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on "Investors"). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call. The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 17861821, or by visiting www.nextest.com and clicking on "Investors" for a link to the replay. The replay will be available via telephone and website through May 17, 2007.

About Nextest Systems Corporation

Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On- Chip semiconductors. Nextest's products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test. Nextest has shipped over 1,800 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

Forward-looking Statements

The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties. These statements include those relating the company's financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties. Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.

At Nextest Systems Corporation:
So-Yeon Jeong
408.817.7276
NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended			Nine Months Ended
	Mar. 24,	Dec. 23,	Mar. 25,	Mar. 24,	Mar. 25,
	2007	2006	2006	2007	2006
Net revenue	$21,152	$17,930	$24,970	$65,941	$61,600
Cost of revenue	10,375	8,198	11,937	30,932	30,317
Gross profit	10,777	9,732	13,033	35,009	31,283
Operating expenses:
Research and development	2,634	2,213	2,358	7,009	6,110
Sales, general and administrative	6,659	5,507	5,906	17,835	15,675
Total operating expenses	9,293	7,720	8,264	24,844	21,785
Income from operations	1,484	2,012	4,769	10,165	9,498
Interest and other income, net	835	802	139	2,475	312
Income before income taxes	2,319	2,814	4,908	12,640	9,810
Income tax provision	860	599	1,717	4,182	3,318
Net income	1,459	2,215	3,191	8,458	6,492
Accretion of Series B preferred
stock redemption value	-	-	(4,752)	-	(7,753)
Net income (loss) available
to common stockholders	$1,459	$2,215	$(1,561)	$8,458	$(1,261)
Basic net income per share
available to common shareholders:
Net income (loss) per common
share, basic	$0.08	$0.13	$(0.18)	$0.48	$(0.15)
Weighted average number of
shares used in per share
calculation, basic	17,659	17,588	8,783	17,585	8,694
Diluted net income per share
available to common shareholders:
Net income (loss) per common
share, diluted	$0.08	$0.12	$(0.18)	$0.45	$(0.15)
Weighted average number of
shares used in per share
calculation, diluted	18,780	18,692	8,783	18,718	8,694
Stock-based compensation
expense is included in:
Cost of revenue	$47	$31	$44	$123	$139
Research and development	157	112	193	407	546
Sales, general and
administrative	330	231	276	738	793
Total	$534	$374	$513	$1,268	$1,478

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	Mar. 24,	Dec. 23,	Jun. 24,
	2007	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$45,627	$44,529	$68,667
Short-term investments	28,975	28,818	-
Accounts receivable, net	23,835	14,336	16,518
Inventory	21,345	25,310	26,099
Deferred tax assets	2,741	3,004	2,976
Prepaid expenses and other current assets	1,873	2,334	1,118
Total current assets	124,396	118,331	115,378
Property and equipment, net	3,886	3,919	3,868
Deferred tax assets	1,847	930	1,067
Other assets	811	701	783
Total assets	$130,940	$123,881	$121,096
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,368	$2,173	$2,585
Accrued liabilities	4,837	4,466	5,946
Deferred income	3,305	1,308	4,890
Income tax payable	1,956	1,198	1,163
Total current liabilities	13,466	9,145	14,584
Deferred income	307	333	458
Other liabilities	501	196	202
Total liabilities	14,274	9,674	15,244
Stockholders' equity	116,666	114,207	105,852
Total liabilities and stockholders'
equity	$130,940	$123,881	$121,096

SOURCE Nextest Systems Corporation

-0-	05/03/2007

/CONTACT: So-Yeon Jeong of Nextest Systems Corporation, +1-408-817-7276, sjeong@nextest.com/
/Web site: http://www.nextest.com/
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